Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Office Depot, Inc. (“Office Depot”, “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, $0.01 par value per share (our “Common Stock”).

DESCRIPTION OF COMMON STOCK

The following description of our Common Stock is based upon our Restated Certificate of Incorporation, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation (our “Charter”), our Amended and Restated Bylaws (our “Bylaws”), and applicable provisions of the Delaware General Corporation Law (the “DGCL”). The description does not purport to be complete and is subject to, and qualified in its entirety by express reference to, our Charter and Bylaws, each of which is filed as an exhibit to our Annual Report on Form 10‑K of which this Exhibit 4.2 is a part and is incorporated by reference herein. We encourage you to read our Charter, our Bylaws and the applicable provisions of the DGCL for additional information.

Authorized Capital Stock

Under our Charter, our authorized capital stock consists of 800,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, $0.01 par value per share (our “Preferred Stock”). The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and nonassessable.

Listing

Our Common Stock is listed and principally traded on the Nasdaq Global Select Market under the ticker symbol “ODP.”

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share held by such holder on all matters voted upon by our stockholders.

Dividend Rights

The holders of our Common Stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available therefor, subject to the rights of any then outstanding shares of Preferred Stock.

Liquidation Rights

Subject to the rights of any then outstanding shares of Preferred Stock, in the event of a liquidation, dissolution or winding up of Office Depot, the holders of our Common Stock will be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of  Office Depot legally available for distribution to stockholders.

Special Meeting of Stockholders

Our Bylaws vest the power to call special meetings of stockholders in the Chief Executive Officer, board of directors, or stockholders holding shares representing not less than 25% of our outstanding Common Stock entitled to vote on the matter or matters to be brought before the meeting. Stockholders are permitted under the Bylaws to act by written consent in lieu of a meeting.

Preemptive and Other Rights

Holders of our Common Stock are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to our Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Shareowner Services LLC.

Certain Anti-Takeover Effects

Certain provisions of our Charter, our Bylaws and the DGCL could have certain anti-takeover effects and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, as discussed below:

Authorized but Unissued Shares. Subject to the requirements of The NASDAQ Stock Market LLC and other applicable law, our authorized but unissued shares of Common Stock may be available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a tender offer, takeover attempt or otherwise.

Undesignated Preferred Stock. Our Charter provides that our board of directors may issue shares of Preferred Stock and fix the designations, voting powers, preferences and rights related to that preferred stock. Preferred Stock could be issued by our board of directors to increase the number of outstanding shares making a takeover more difficult and expensive.

Advance Notice Requirements. Our Bylaws establish an advance notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

Proxy Access. Our Bylaws contain provisions which provide that a stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of our Common Stock representing an aggregate of at least 3% of the voting power entitled to vote generally in the election of directors, may nominate and include in Office Depot’s proxy materials a specified number of director nominees, provided that the stockholder(s) and nominee(s) satisfy the requirements in our Bylaws. The maximum number of stockholder nominees is generally the greater of (x) two or (y) 20% of the total number of our directors in office as of the last day on which notice of a nomination may be delivered or, if such amount is not a whole number, the closest whole number below 20%.

No Cumulative Voting or Classified Board. Our Charter and Bylaws do not provide for cumulative voting on the election of directors and we currently do not have a classified board.

Delaware Business Combination Statute. In general, Section 203 of the DGCL (“Section 203”) prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder. We are not subject to Section 203, as our Charter contains a provision electing to “opt-out” of Section 203.